                                                                     EXHIBIT 2.1

                COLDFAIR HOLDINGS LTD. SHARE PURCHASE AGREEMENT



                            SHARE PURCHASE AGREEMENT


                                    between



                           Private Media Group, Inc.


                                      and


                           Orville Multi Finance N.V.

                            SHARE PURCHASE AGREEMENT



THIS AGREEMENT is made and entered into as of September 20, 2000 by and between

Private Media Group, Inc. a company duly incorporated and organized under the laws of Nevada, U.S.A., hereinafter referred to as the "Purchaser",

and

Orville Multi Finance N.V. a company duly incorporated and organized under the laws of The Netherlands Antilles, having its registered office in Maduro Plaza Dokweg 19, Quracao, Netherlands Antilles, hereinafter referred to as the "Seller".

WITNESSETH:

WHEREAS, the Seller is the holder of all of the issued and outstanding shares, numbered from 1 to 1,000, each having a par value of CYP 1.00, in Coldfair Holdings Limited Reg No HE 114109, a company duly incorporated and organized under the laws of Cyprus, having its registered office in Nicolau Pentadromos Ctr, 9th floor, Office 908, P.C. 3601, Limassol, Cyprus hereinafter referred to as the "Company", and

WHEREAS, the Company in accordance with the provision regarding the object of its activities as set out in its duly registered articles of association is engaged, directly and indirectly in the business of Entertainment on the Internet; and

WHEREAS, the Seller is desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Seller in exchange for restricted common shares in the Seller, subject to the terms and conditions contained herein, all of the Shares of the Company; and

WHEREAS, the Purchaser shall issue the number of new common shares as stipulated in Section 3 below in favor of the Seller.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and in the Schedules hereto, the parties agree as follows:

1.  INTERPRETATION
------------------

1.1 In this Agreement

    "Business Day"              means the day (other than a Saturday or Sunday)
                                on which banks are generally open in the States of the Netherlands Antilles and Nevada for normal business;

    "Closing"                   means completion of the sale and purchase of the
                                Shares in accordance with Section 4 below;

    "Confidential Information"  means any and all information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the Company or the Seller, which information is not known to the general public or to persons unaffiliated with the Company or the Seller, as the case may be;

    "Insurance Policies"        means the insurance policies shortly described
                                in Schedule 1;

    "Intellectual Property"     means any trademarks or domain names;

    "Material Adverse Effect"   means any effect which gives rise to or is
                                reasonably likely to give rise to a material adverse effect on the assets or financial condition of the Company;

    "Material Agreement"        means existing agreements of the Company, either
                                having an annual turnover exceeding USD 10,000 or which cannot be terminated at the Company's discretion by applying a notice period shorter than three (3) months;

    "Shares" means all of the issued and outstanding shares, numbered from 1 to 1,000, each having a par value of CYP 1.00, in Coldfair Holdings Limited;

    "USD" means the lawful currency of the United States of America;

1.2 Any statement in this Agreement , including the Schedules, qualified by the expression "to the best of the Seller's knowledge" or "so far as the Seller is aware" or any similar expression shall mean that it is made after due and careful enquiry of the board members of the Seller.

1.3 The headings in this Agreement do not affect its interpretation.

1.4 The Schedules form part of this Agreement.


2.  SALE OF THE SHARES
----------------------

    The Seller shall sell and the Purchaser shall purchase the Shares and all rights now and hereafter attaching or accruing thereto, free and clear of any pledges, liens, security interests, claims, charges and encumbrances.


3.  CONSIDERATION FOR SALE AND TRANSFER (EXCHANGE)
--------------------------------------------------

3.1 At the Closing, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, conveyance and delivery of Shares, the Purchaser shall deliver share certificates to the Seller for a number of issued common shares in the Purchaser (the "New Shares"). The total value and hence number of New Shares issued in favor of the Seller shall equal the amount of USD 1,400,000. The share price for each New Share shall be the fair market value on the day of Closing, hereinafter referred to as the "Consideration".

3.2 Notwithstanding the above, endorsed in blank, share certificates representing 35 percent of the New Shares shall be deposited with the Purchaser's U.S. based attorney (the "Escrow Agent"), for a period of six months following the closing for delivery to the Seller, in accordance with an escrow agreement attached hereto as Schedule 3.2 (the "Escrow Agreement"), upon satisfaction of all of the terms and conditions of this Agreement.


4.  CLOSING
-----------

4.1 Closing shall take place on October 1, 2000 (the "Closing Date").

4.2 At Closing the Seller shall procure:

    (a) the delivery to the Purchaser of

        (i) the share certificates representing the Shares, free and clear of all liens, security interests, claims charges and encumbrances, duly endorsed for transfer

        (ii) the written resignations of each of the board members of the Company, effective as of the Closing Date, in each case acknowledging that he has no claim against the Company whether for loss of office or otherwise;

        (iii) a certificate from the Company's Managing Director, President or CEO, dated the Closing Date, listing any necessary consents, waivers, approvals, authorizations, registrations, filings and notifications, to which shall be attached evidence satisfactory to the Purchaser that the same have been obtained or made and are in full force and effect, or stating that none is necessary.

         (iv) the Articles of Incorporation, and all amendments thereto, certified by the appropriate Cyprus Authority;

         (v) a certificate from the appropriate Netherlands Antilles authority certifying the good standing of the Seller;

         (vi) the by-laws, if any, of the Seller, certified by the Secretary of the Seller;

         (vii) the resolutions of the board of directors and stockholders of the Seller taking appropriate action to authorize and approve the execution, delivery and performance of this Agreement, the offer, sale and delivery of the Shares and each other agreement and document required to be executed and delivered pursuant hereto and thereto, and approving and authorizing the other transactions contemplated hereby and thereby;

         (viii) the Escrow Agreement between the Escrow Agent, the Purchaser and the Seller;

         (ix) certification of recent date by the tax authorities of the Republic of Cyprus, confirming that the Company has no due and unpaid tax liabilities;

         (x) copies of such other documents and papers as Purchaser or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Purchaser and its counsel.

     (b) that a general meeting and a board meeting of the Company is held at which it is resolved that:

         (i) such persons as the Purchaser nominates are appointed as directors and deputy directors of the Company.

     (c) that all indebtedness due from the Seller or any person connected with the Seller to the Company is satisfied in full.

     (d) that the Company is released from all guarantees and indemnities given by it in respect of the Seller's liabilities or those of any person connected with the Seller.
4.3 Upon completion of all matters referred to in Section 4.2 above the Purchaser shall deliver 65 percent of the share certificates for the New Shares to the Seller and deposit the remaining share certificates with the Escrow Agent as set forth in Section 3.2 above.


5.   REPRESENTATIONS AND WARRANTIES OF THE SELLER
-------------------------------------------------

     The Seller hereby represents and warrants to the Purchaser as the date hereof and as of the Closing Date that:

5.1 Power and authority of the Seller

    (a) The Seller is a company duly organized and validly existing under the laws of The Netherlands Antilles.

    (b) The Seller has full power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby.

5.2 Violation of Laws and Regulations

    The execution and delivery of this Agreement by the Seller and the completion of the transactions contemplated hereby:

    (a) will not violate any provision of the articles of association of the Seller;

    (b) will not to any material extent violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or any of its properties or assets is bound; and

    (c) will not to any material extent result in a violation or breach of, or constitute a default under, any license, franchise, permit, agreement or other instrument to which the Seller is a party, or by which the Seller or any of its properties or assets is bound, excluding from the foregoing Sections 5.2 (a) to (c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Seller from performing its obligations under this Agreement or the completion of the transactions contemplated by this Agreement.

5.3 Corporate records and documentation

    Seller has furnished to Purchaser a complete and correct copy of the Company's certificate of incorporation, articles of association and bylaws. The Company's certificate of incorporation, articles of association and bylaws are in full force and effect, and the Company is not in violation of any of the provisions thereof.

5.4 Title to the Shares

    The Seller owns the Shares free and clear of all liens, encumbrances, claims, options and restrictions of every kind. The Seller has good and marketable title to the Shares and has the right, power and authority to exchange and deliver the Shares to the Purchaser in accordance with the terms of this Agreement.

5.5 The Shares

    The Shares represent one hundred per cent (100 %) of all of the issued share capital of the Company and one hundred per cent (100 %) of the voting power of the Shares, and the Shares have been duly authorized, validly issued and are fully paid. There are no outstanding obligations, warrants, debentures, options, preemptive rights or other agreements to which the Seller or the Company is a party or otherwise bound, providing for the issuance of any additional shares or for the purchase, repurchase, redemption or other acquisition of the Shares, except for this Agreement.

5.6 Financial

    (a) The Company has neither an equity interest in, nor the right or option to acquire an equity interest in, any other entity, and the Company is not a participant, as a partner or otherwise, in any joint venture.

    (b) The Company has delivered to the Purchaser the following financial statements translated into English, attached hereto as Schedule 5.6 (b):

        (i)    unaudited balance sheet for the Company as of September 15, 2000;
               and

        (ii) unaudited profit and loss statements of the Company as of September 15, 2000,

        collectively referred to as the "Financial Statements".

    (c) The foregoing Financial Statements:

        (i) are complete and correct in all material respects and give a true and fair view of the financial position and results of the operations of the Company as of said dates and for said periods and have been prepared from and in accordance with the books and records of the Company;

        (ii) have been prepared in accordance with Cyprus law and GAAP, applied on a basis consistent with that of preceding periods; and

        (iii) contain and reflect such reserves as were necessary and required by the laws, principles and rules referred to under (ii) above to be reflected in such statements as of said dates for all liabilities, actual, contingent or accrued, and for all reasonably anticipated losses and costs (in excess of expected receipts) and for all warranty claims, discounts or refunds with respect to services and/or products already rendered or sold, such reserves being based upon events or circumstances in existence or likely to occur in the future with respect to any contracts or commitments of the Company.

    (d) The Company has not received nor will receive any conditional or unconditional shareholders' contributions, except as disclosed in
        Schedule 5.6 (d).

    (e) The Company has not pledged any assets, has no commitments or contingent liabilities and the Company has full and exclusive title to all assets in the balance sheets of the Financial Statements and the assets of the Company are not the subject of any encumbrances or restrictions of whatever nature.

    (f) The activities of the Company during the period from September 15, 2000 to the date hereof have been conducted in the ordinary course of business with a view to maintaining its business as a going concern and there has not occurred or arisen since September 15, 2000 with respect to the Company:

        (i) any material adverse change in its financial conditions or in the operations of its business; or

        (ii) any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business and which are not material in relation to its business; or

        (iii) any amendment or termination, or any agreement to amend or terminate any Material Agreement, save in the ordinary course of business; or

        (iv) any extraordinary event or any extraordinary loss suffered or any waiver of any debts, claims, rights under any Material Agreement, or other rights representing a value in excess of USD 10,000; or

        (v) any damage, destruction, or loss or any other event or condition, whether covered by insurance or not, materially and adversely affecting its properties and business representing loss to property in the aggregate in excess of USD 10,000; or

        (vi) any sale, assignment, transfer, pledge, lease or other disposal of any individual asset with a value in excess of USD 10,000; or

        (vii) any increase in the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant; or

        (viii) any change of accounting methods, principles or practices; or

        (ix) any investment in fixed assets that exceed individually USD 10,000 or in the aggregate USD 10,000; or

        (x)    any transaction other than in the ordinary course of business;

        and the Company has not agreed or arranged to do any of the foregoing.

    (g) Since September 15, 2000 no dividends or interim dividends have been declared or paid by the Company.

    (h) All accounts receivable of whatever nature appearing in the accounts of the Company are fully collectible and will be fully paid up to the book value on the date each account's receivable falls due.

    (i) The budgets and forecasted result for the Company for the year of 2000,
        Schedule 5.6 (i), have been prepared with all reasonable care and there is no reason to assume that the budgets and forecasted result of the Company are not accurate.

5.7 Taxes

    (a) All notices, computations and returns which ought to have been given or made have been properly and duly submitted by the Company to the relevant taxation or excise authority and all information, notices, computations and returns submitted to such authorities are true and accurate and are not subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.

    (b) All taxes of any nature whatsoever for which the Company is liable have been duly paid or reserved for in the accounts.

    (c) The Company has never suffered any investigation, audit or visit by any taxation or excise authority, and the Seller is not aware of any such investigation, audit or visit planned for the next twelve months.

    (d) All amounts required to be withheld or collected under applicable foreign, federal, state, local or other tax laws and regulations by the Company for income taxes, social security taxes, unemployment insurance and other employee withholding taxes, or other taxes, have been so withheld or collected, and such withholding or collection has either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued and reserved against and entered on the Financial Statements.

    (e) The Company is not primarily or jointly and severally liable for the taxes of any other person as a result of having been an affiliate or receiving substantially all of the assets of such person.

5.8 Assets and Properties

    (a) The Company has exclusive title to all of the personal and real property and other assets reflected in the accounts, and as further itemized in
        Schedule 5.8 (a), except for such assets that are leased. The assets will not be subject to encumbrances, mortgages, liens, charges or other restrictions and the Company has not provided any guarantees.

    (b) All personal property of the Company are usable to the benefit of the Company's business and are in good physical repair and condition, ordinary wear and tear excepted.

    (c) All Assets whether or not recorded on the books of the Company that heretofore have been used in the Company's business have been included in the transfer to the Purchaser under the terms of this Agreement.

5.9  Leasehold Properties

     (a) The Company does not have any Leasehold Properties, or commitments related to any Leasehold Properties whatsoever.

5.10 Compliance with statutes and licenses

     The operations of the Company have been conducted in all respects in accordance with and meet the applicable laws and regulations of all governmental, municipal or other authorities having jurisdiction over the Company. All governmental and other authority licenses and permits required for the operation of the Company are, to a material extent, in full force and effect and no violations are or have been recorded in respect of any such existing licenses or permits and remain uncorrected and no proceeding is pending which seeks the revocation or limitation of any such existing licenses or permits.

5.11 Agreements

     (a) There are no other Material Agreements than those listed in Schedule
         5.11 (a), of which full copies (to the extent such agreements are in writing or a summary thereof of any oral agreements) have been disclosed to the Purchaser.

     (b) The Company has neither received nor given notice of termination of any Material Agreement.

     (c) No party to any Material Agreement has the right to terminate or modify its obligations as a result of the transactions contemplated herein.

     (d) The Company is not in default under any Material Agreement, which default will have a Material Adverse Effect.

5.12 Litigation

     No actions, suits, proceedings or governmental investigation is pending or to the best of the Seller's knowledge, threatened against the Seller or the Company. To the best of the Seller's knowledge, neither the Seller nor the Company is in default with respect to any order, injunction or decree by any court or governmental department or agency.

5.13 Intellectual Property

     The Company owns or has valid licenses, or other agreements to use, the Intellectual Property, free and clear of all liens, pledges, or other encumbrances. The use by the Company of the Intellectual Property does not infringe the rights of any third parties.

5.14 Employees

     (a) The Company does not have any written or oral contracts of employment with any employee of the Company, and the Company is not a party to or subject to any collective bargaining agreements and has not been a party to or subject to any collective bargaining agreement or plan during the last 5 years

     (b) There are no deferred compensation agreements, pensions, profit sharing, severance pay, retirement plans or other agreement plans, practices or programs providing any employee benefits. Full reservations have been made in the Financial Statements for all present and/or future liabilities in respect of pensions and other payments related to compensations to be paid to employees.

     a) Neither the Seller nor any director, officer or other Employee of the Seller, the Company, or any relatives of any of the foregoing owns, directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company.

     b) The Seller and the members of the board of directors of the Company have no claims for compensation of any nature whatsoever relating to the period before or after the Closing.

     (e) The Company has complied in all material respect with all applicable laws, ordinances, rules, regulations, agreement and requirements relating to the employment of labor. The Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (f) Annexed hereto as Schedule 5.14 (f) is a list of all employees, together with a list of all other persons being authorized to sign for the Company, including all persons authorized to operate any bank accounts and safe deposits. Schedule 5.14 (f) also includes those employees holding credit cards for the Company.

5.15 Environmental

     (a) The Company has complied in all material respects with all relevant environmental laws and environmental licenses and all environmental licenses are valid and subsisting and the Company has not received any written notice that any such environmental license is being revoked, amended, varied, withdrawn or not renewed.

     (b) No proceedings have been issued or are outstanding against the Company in respect of any breach of any legislation concerning the environment.


5.16 Insurance

     The are no Insurance Policies currently in effect.

5.17 Conduct of Business

     (a) The Company has conducted its business at all times in accordance with and has complied with applicable national and local laws relating to its operations and business, and is not a party to or subject to any judgement, decree or order entered in any suit or proceeding brought by any governmental or local agency or authority or any other person or party enjoining or otherwise restraining or restricting the Company with respect to any business activity or practice in the conduct of business which is related to, necessary or incidental to the business conducted by it and will not be, in respect of circumstances, existing before or upon the Closing Date or related thereto; there is no controversy or investigation pending or threatened with respect to the Company's business by any governmental or local agency or authority or any other person or party.

     (b) The Company is not and shall not be liable, due to circumstances existing before or upon Closing or related thereto, to compensate for damages caused to the environment, or third parties by products/services sold or otherwise in excess of what has been provided for in the accounts.

5.18 Relationship to the Seller and related companies

     There are no agreements between the Company and the Seller or any of its affiliated companies officers, directors or stockholders other than in the ordinary course of business.

5.19 There are no fee splitting, revenue or profit sharing agreements between the Seller and/or Company and any third party, except as described in schedule 5.11 (a).

5.20 Investment Representation

     Seller represents to the Purchaser that it is acquiring the New Shares (hereinafter, the "Securities") for investment and with no present intention of distributing or reselling the Securities or any part thereof in violation of any applicable law.


6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
----------------------------------------------------

     The Purchaser hereby represents and warrants as of the Closing Date that:

6.1  Power and authority of the Purchaser

     (a) The Purchaser is a company duly organized and validly existing under the laws of Nevada.

     (b) Upon approval of this Agreement by the board of directors and the approval, if necessary, of the General Meeting of the Shareholders of the Purchaser as contemplated by Section 9 below, the Purchaser has full power and authority to purchase the Shares and to perform all other undertakings hereunder and the execution, delivery and performance of this Agreement. Upon approval this Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms herein.



6.2 Violation of Laws and Regulations

    Assuming all filings, registrations, approvals, notifications etc required by applicable laws are duly made, the execution and delivery of this Agreement by the Purchaser and the completion of the transactions contemplated hereby:

    (a) will not violate any provision of the articles of association of the Purchaser;

    (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Purchaser or any of its properties or assets is bound; and
    (c) will not result in a violation, breach of or constitute a default under any license, franchise, permit, agreement or other instrument to which the Purchaser is a party, or by which the Purchaser or any of its properties or assets is bound, excluding from the foregoing Sections 6.2 (a) to (c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Purchaser from performing its obligations under this Agreement or the completion of the transactions contemplated by this Agreement.


7.  COVENANTS AND OTHER UNDERTAKINGS OF THE PARTIES
---------------------------------------------------

7.1 The Seller shall afford to the officers, representatives and advisers of the Purchaser access to the plants, properties, books and records of the Company and will furnish to the Purchaser such additional financial and operation data and other information as to the business and properties of the Company ("Due Diligence").

7.2 Notwithstanding the above, the Seller shall provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and shall do all such other acts and things, as may be reasonably requested by Purchaser as necessary to assure to Purchaser all the rights and interests granted or intended to be granted under this agreement.

7.3 After the Closing the Seller shall not sell, assign, transfer or otherwise dispose of more than fifty percent (50%) of the New Shares for one year hereafter.

7.4 Notwithstanding the provisions of Section 7.3 above, the Seller may transfer any or all of the New Shares in the Purchaser upon approval from the Purchaser, subject to U.S. Securities law restrictions.

7.5 The Seller and/or any related parties to the Seller covenants with the Purchaser (for itself and as agent for the Company) that it shall not:

    a) for a period of two (2) years from the Closing Date be concerned in any business carrying on businesses in the world which is competitive with any subscription and/or membership businesses carried on by the Company as of the Closing Date; or

    b)  make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Company or its customers or suppliers; or

    c)  make any use of the Company's customer database as from the Closing
        Date.

7.6 The Seller will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by the Purchaser as necessary to assure to the Purchaser all the rights and interest granted or intended to be granted under this Agreement. The Seller shall take or shall cause to be taken such other reasonable actions as the Purchaser may require to more effectively transfer, convey and assign to, and vest in the Purchaser, and put the Purchaser in possession of, the Shares as contemplated by this Agreement.


8.  INDEMNIFICATION
-------------------

8.1 Breach of Warranties

    Subject to Section 8.3, Seller shall indemnify and hold harmless Purchaser and the Company against and in respect of any damages, losses, costs or expenses that arise in connection with any breach by the Seller of the representations, warranties or covenants given herein, ("Losses").

8.2 Set-Off

    The Purchaser shall be entitled to a set-off against the New Shares deposited with the Escrow Agent for any Losses which are incurred by the Purchaser or the Company and for which the Seller shall indemnify the Purchaser pursuant to the terms of this Agreement, a "Claimed Set-Off". Buyer shall give the Seller written notice of any Claimed Set-Off. The Seller shall have twenty (20) days from the date of the Purchaser's written notice to object to the Claimed Set-Off. The Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to both the Purchaser and the Escrow Agent. If the Seller does not timely object, the Purchaser may give unilateral written notice to the Escrow Agent to release to the Purchaser an amount of New Shares necessary to satisfy the Claimed Set-Off, which unilateral notice the Seller hereby acknowledges to be sufficient to authorize the Escrow Agent to release the New Shares as directed by the Purchaser. In determining the number of New Shares necessary to be released in order to satisfy the Claimed Set-Off, the value of each New Share shall be the fair market value at the Closing Date, as set forth in

    3.1 above. If the Seller does object in a timely manner, the Escrow Agent shall not release any New Shares to the Purchaser until the Escrow Agent receives instructions which are signed by both the Seller and the Purchaser, or until the dispute has been definitely resolved by arbitral proceedings. If the Seller does timely object and the Seller and the Purchaser are unable to agree to the amount of a Claimed Set-Off within thirty (30) days, either the Seller or the Purchaser may institute arbitral proceedings for a determination of the amount of the Claimed Set-Off.

8.3 Limitation of Liability

    (a) The liability of the Seller shall be limited as follows:

        (i) the Seller shall have no liability in respect of any breach or breaches of the warranties or covenants unless the amount of the liability in respect of such breach or breaches exceeds in aggregate the sum of USD 10,000 in which case (subject to the other provisions of this Section 8) the whole amount of the liability shall be payable;

        (ii) the maximum aggregate liability of the Seller in respect of all and any claims in respect of the warranties and covenants shall not exceed the Consideration;

        (iii) liability in respect of the warranties and covenants shall terminate on the second anniversary of the Closing, except in respect of any claim of which notice in writing (specifying in reasonable detail the event, matter or default which gives rise to the claim and, if practicable, an estimate of the amount claimed) is given to the Seller before that date;

        (iv) Irrespective of the time limit above, the Purchaser may, after the two (2) year period, claim compensation for:

              (1) taxes relating to the provisions of Section 5.7; and

              (2) claims from third parties against the Company.

8.4 Notification

    (a) In case either the Purchaser or the Company becomes aware of any claim for which the Seller may be liable, the Purchaser shall, in order to maintain the right to bring a claim against the Seller:

        (i) as soon as reasonably practicable, but in no event later than twenty (20) days after the date the Purchaser or the Company becomes aware of any circumstance giving rise to a claim, give written notice thereof to the Seller;

        (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior written consent of the Seller;

        (iii) take such action, as the Seller may reasonably request, to avoid dispute, appeal, compromise or defend such claim, with the proviso, however, that the Purchaser shall not (and shall procure that the Company shall not) accept or pay or compromise or make any submission in respect of such claim, without the Seller's prior written consent thereto; and

        (iv) give the Seller, or the Seller's duly authorized representatives, reasonable access to relevant accounts, documents and records of the Company to enable the Seller, or the Seller's duly authorized representatives, to examine such accounts, documents and records and to take photocopies thereof.


9.  CONDITIONS PRECEDENT AND RIGHT OF TERMINATION
-------------------------------------------------

9.1 The obligation of the Purchaser to consummate this Agreement and the transactions hereunder shall be conditioned upon any or each of the following conditions precedent:

    (a) the board of directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby.

    (b) the General Meeting of the Shareholders of the Purchaser, if necessary, shall have approved this Agreement and the transactions contemplated including the issuance of New Shares to the Seller.

    (c) compatibility and compliance with U.S. Federal and state securities regulations, including, if necessary, registration of the New Shares under the provisions of the Securities Act of 1933, unless an exemption from such registration is available.

    (d) The Seller shall have performed and complied in all material respects with all obligations, covenants and conditions contained herein which are required to be performed or complied with by the Seller prior to or on the Closing Date.

    (e) The representations and warranties of the Seller set forth in Section 5 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

    (f) The Purchaser shall have been given the opportunity to complete a Due Diligence in accordance with Section 7.1 above.

    (g) No Material Adverse Effect shall have occurred since September 15, 2000, as determined by Purchaser.

    (h) No order of any court or governmental authority shall be in effect which restrains or prohibits the transactions contemplated hereby and no suit, action, investigation, inquiry or proceeding by any governmental authority or any other person or legal or administrative proceeding shall be pending or threatened which challenges the consummation of the transactions contemplated hereby or which may have a Material Adverse Effect.

9.2 The Purchaser shall in its sole discretion have the right to terminate all transactions contemplated by this Agreement at any time prior to Closing without any obligations to reimburse the Seller for any costs, expenses, damages or other compensations incurred or suffered due to the Purchaser's termination.


10. ANNOUNCEMENTS
-----------------

    No announcements concerning this transaction or any ancillary matter will be made before, on or after Closing by any party to this agreement (or any person connected with the party) except as required by law or the rules of any stock exchange without the prior written approval of the Seller and Purchaser.


11. NOTICES
-----------

    (a) All notices, consents or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice or consent will be deemed to be given as follows:

        (i)  if in writing, when delivered; and

        (ii) if by facsimile, when received.

        However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given at the opening of business on the next Business Day.

    (b) The addresses and facsimile numbers of each party for all notices under or in connection with this Agreement are:

        (i)  in the case of the Seller:

             Orville Multi Finance N.V.
             Maduro Plaza Dokweg 19
             Quracao
             Netherlands Antilles
             Att: Ron Cristina
             Facsimile: +5999 736 61 01

        (ii) In the case of the Purchaser:

             Law Offices of Guzik & Associates
             1800 Century Park East, 5th floor
             Los Angeles, California
             U.S.A.
             Att: Sam Guzik
             +1-310-788-2835

        or such other as a party may notify to the other party by no less than five (5) Business Days' notice.


12. CONFIDENTIALITY
-------------------

    The parties undertake not to disclose any Confidential Information unless
    (i) required to do so by law; (ii) required to do so by any applicable stock exchange regulations; (iii) such disclosures are made in connection with the ordinary course of business of the Company; or (iv) disclosure has been consented to by the other party.


13. LANGUAGE
------------

    The language of this Agreement is English and all documents and notices hereunder shall be in English unless otherwise agreed by both parties.


14. WHOLE AGREEMENT
-------------------

    This Agreement, including the Schedules hereto and other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement.


15. WAIVER
----------

    The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.


16. AMENDMENTS
--------------

     No change, termination or attempted modification of any of the provisions of this Agreement shall be binding on the Seller or on the Purchaser unless agreed by both parties in writing. No modification, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the Purchaser or the Seller to enforce any claim, whether or not liquidated, that accrued prior to the date of such notification, termination, rescission, discharge or cancellation of this Agreement.


17.  INVALIDITY
---------------

     If for any reason any term, warranty, representation, covenant or condition herein shall be declared or deemed void, invalid or unenforceable, such shall not render void, invalid or unenforceable this Agreement or any other term, covenant or condition herein contained if in spite of the exclusion of the invalid provision, the Agreement can be given effect in line with the main purposes of the parties.


18.  ASSIGNMENT
---------------

     This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assignees.


19.  FEES AND EXPENSES
----------------------

     Except as otherwise set forth in this Agreement, each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) whether relating to the preparation, the carrying out of this Agreement, the Closing hereunder or the completion of the transactions herein contemplated and no such fees or cost will be charged to the Company.


20.  GOVERNING LAW AND DISPUTES
-------------------------------

20.1 This Agreement shall be governed by the substantive laws of Nevada.

20.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with Nevada Laws. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration including the making of the award shall be Las Vegas. The language to be used in the arbitration proceedings shall be English.

                             _____________________

IN WITNESS WHEREOF, the parties have duly executed this Agreement in two (2) original copies of which each party has retained one copy on the date first written above.




Private Media Group, Inc.               Orville Multi Finance N.V.




/s/                                     /s/
---------------------------------       -------------------------------
Director                                Director

                  List of Schedules for Acquisition Agreement


[All schedules have been omitted. Schedules will be furnished to the SEC upon request.]


Schedule 1                  Insurance Policies

Schedule 3.1 (b)            Terms and Conditions for Stock Options

Schedule 3.2                Escrow Agreement

Schedule 5.6 (b)            Financial Statements

Schedule 5.6 (d)            Shareholder Contributions

Schedule 5.6 (i)            Company Budget and Forecast

Schedule 5.8 (a)            Company Assets

Schedule 5.11 (a)           Material Agreements

Schedule 5.14 (g)           Authorized Corporate Signatories

Schedule 7.4                Share and Stock Option Transfer Conditions